EXHIBIT ”B”

VALOR COMPUTERIZED SYSTEMS LTD.

THE 2002
SHARE OPTION PLAN

1.	Name

This Plan, as amended from time to time, shall be known as the Valor Computerized Systems Ltd. 2002 Share Option Plan (the “Option Plan” or the “Plan”).

2.	Purpose of the Option Plan

The Option Plan is intended as an incentive to retain, in the employ and/or service of Valor Computerized Systems Ltd. (the “Company”), Valor Computerized Systems Inc., Valor Computerized System NV, Valor Finland Oy, Frontline P.C.B. Solutions Limited Partnership, Valor Computerized Systems Japan KK, Valor Computerized Systems Far East Limited, Valor Computer Systeme GmbH and e4eNet.com. Inc., and any other subsidiary in which the Company shall hold at the time of granting an Option, directly or indirectly, no less than 50% of the voting rights or a Subsidiary of which hereafter is organized or acquired by the Company (“Subsidiary”), persons of training, experience, and ability, to attract new employees, directors, consultants or service providers, whose services are considered valuable, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Option Plan approved by the board of directors of the company (“the Board”).

Options granted under the Option Plan may or may not contain such terms as will qualify such Options for the special tax treatment under section 102 of the Israeli Tax Ordinance (“Section 102”).

Options containing such terms as will qualify them for the special tax treatment under Section 102 of the Israeli Tax Ordinance, shall be referred to herein as “102 Options”.

Options that do not contain such terms as will qualify them for the special tax treatment under Section 102 of the Israeli Tax Ordinance, shall be referred to herein as “3(i) Options”.

Options granted under the USSOP may or may not contain such terms as will qualify such options as Incentive Stock Options (“ISOs”) within the meaning of Section 422 (b) of the United States Internal Revenue Code of 1986, as amended (“the Code”). Options that do not contain terms as will qualify them as ISOs shall be referred to herein as Non-Qualified Stock Options (“NQSOs”).

All Options granted hereunder, whether together or separately, shall be hereinafter referred to as “Options”.

The term “Parent” shall mean for the purposes of the Plan: any company (other than the Company) in an unbroken chain of companies ending with the Company if, at the time of granting an Option, such company (directly or indirectly), owns stock possessing fifty percent (50%) or more of total combined voting power of all classes of stock in one of the other company in such chain.

3.	Administration of the Option Plan

The Board or a share option committee (now known as the Board's Compensation Committee) (the "Committee") appointed and maintained by the Board for such purpose shall have the power to administer the Option Plan. Notwithstanding the above, the Board shall automatically have a residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason whatsoever.

The Committee shall consist of such number of members (not less than two (2) in number) as may be fixed by the Board. The Committee shall select one of its members as its chairman (the “Chairman”) and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

Any member of such Committee shall be eligible to receive Options under the Option Plan while serving on the Committee, unless otherwise specified herein.

The Committee shall have full power and authority to recommend the Board regarding:

(i) designate the participants; (ii) determine the terms and provisions of respective Option Agreements (which need not be identical) including, but not limited to, the number of shares in the Company to be covered by each Option Agreement, provisions concerning the time or times when and the extent to which the Options may be exercised and the nature and duration of restrictions as to transferability or restrictions constituting substantial risk of forfeiture; (iii) acceleration of the right of an Optionee to exercise, in whole or in part, any previously granted Option; (iv) designate any kind of options.

The Committee shall have full power and authority to:

(i) Interpret the provisions and supervise the administration of the Option Plan; (ii) Determine the Fair Market Value of the Shares ; (iii) Determine any other matter, which is necessary or desirable for, or incidental to administration of the Option Plan.

Notwithstanding the above, the identity of each of the Optionees and the number of Shares covered by each Option must be ratified by the Board.

The Committee shall have the authority to grant, in its discretion, to the holder of an outstanding option, in exchange for the surrender and cancellation of such option, a new Option having a Exercise Price equal to, lower than or higher than the Exercise Price provided in the Option so surrendered and canceled, and containing such other terms and conditions as the Committee or the Board may prescribe in accordance with the provisions of the Option Plan.

All decisions and selections made by the Board or the Committee pursuant to the provisions of the Option Plan shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member.

The interpretation and construction by the Committee of any provision of the Option Plan or of any Option thereunder shall be final and conclusive unless otherwise determined by the Board.

Subject to the Company decision, each member of the Board or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him/her, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Option Plan unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.	Designation of Participants

The persons eligible for participation in the Option Plan as recipients of Options shall include any employees (be them currently employed or employees who will be recruited during the life span of the Plan), directors, service providers and consultants of the Company or of any Subsidiary of the Company now exists or hereafter is organized or acquired by the Company (hereinafter: “Optionee”). The grant of an Option hereunder shall neither entitle the recipient thereof to participate nor disqualify him/her from participating in, any other grant of Options pursuant to this Option Plan or any other option or stock plan of the Company or any of its Subsidiaries and affiliates.

Notwithstanding anything in the Option Plan to the contrary, all grants of Options to directors and office holders (“Nosei Misra” - as such term is defined in the Companies Law, 1999 - the “Companies Law”) shall be authorized and implemented only in accordance with the provisions of the Companies Law, as in effect from time to time, and any other applicable law.

5.	Trustee

The 102 Options which shall be granted under the Option Plan to employees who are subject to the Israeli Income Tax Ordinance and/or any Shares issued upon exercise of such 102 Options and/or other shares received subsequently following any realization of rights, shall be issued to the trustee nominated by the Company, and approved in accordance with the provisions of Section 102 and held for the benefit of those Optionees. Options and any Shares received subsequently following exercise of 102 Options, shall be held by the trustee for a period of not less than two years (24 months).

Notwithstanding anything to the contrary, the trustee shall not release any Options which were not already exercised into Shares by the Optionee or release any Shares issued upon exercise of Options prior to the full payment of the Optionee’s tax liabilities arising from or connected to Options which were granted to him/her and/or any Shares issued upon exercise of such Options.

By reception of the Options, the Optionee is irrevocably exempt the trustee from any liability in respect of any action or decision duly taken and bona fide executed in relation with the Option Plan, or any Option or Share granted to him/her thereunder.

The Company has appointed Mr. Gedon Duvshani (CPA.) to serve as a trustee. Nevertheless, the Company save the right to replace the identity of the trustee without any prior notice.

6.	Shares Reserved for the Option Plan; Restriction Thereon

Pursuant to a resolution of the Board of Directors, shares have been reserved for future issuance upon the exercise of options granted or to be granted to employees, directors, consultants of the Company or its Subsidiaries, and to third parties. Each Option granted pursuant to the Plan, shall be evidenced by a written agreement between the Company and the Optionee (“Option Agreement”), in such form as the Board or the Committee shall from time to time approve. Each Option Agreement shall state a number of the Shares to which the Option relates and the type of Option granted thereunder (whether a 102 Option or a 3(i) Option or any other kind).

All Shares issued upon exercise of the Options shall entitle the holder thereof to receive dividends and other distributions thereon.

With regard to employees who are subject to the United States jurisdiction, the Option Agreement shall state a number of the Shares to which the Option relates and the type of Option granted thereunder (whether an ISO or an NQSO). Notwithstanding the foregoing, no ISO may be granted to an Employee in any calendar year if, as the result of such grant, the aggregate fair market value (determined as of the time each Option was granted) of the Shares for which such Optionee has been granted ISO’s under all plans of the Company and any parent, affiliate and subsidiary during that year would exceed $100,000, except and to the extent that the options shall have accumulated over a period in excess of one year. In the event an Optionee receives an Option intended to be an Incentive Stock Option which is subsequently determined not to comply with the requirements of the Code for Incentive Stock Options, the Option shall be amended, if necessary, in accordance with applicable Treasury Regulations and rulings to preserve, as the first priority, to the maximum possible extent, the status of the Option as an ISO (as defined in the Code) and to preserve, to the maximum possible extent, the number of shares subject to the Option. ISOs or portions thereof which exceed such $100,000 limit (according to the order in which they were granted) shall be treated as NQSOs.

7.	Exercise Price

7.1
The exercise price of each Share subject to an Option shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time (the “Exercise Price”).

An Optionee who is granted 102 Option shall waive the Allotment Consideration out of his/her salary payment (or if no salary payment is due shall deliver the Allotment Consideration in any manner applicable by the Committee).

7.2
The Exercise Price shall be payable upon the exercise of the Options in a form satisfactory to the Committee and in a case of 102 Options conforming to the requirements of Section 102. The Optionee shall be allowed to pay the said consideration by cheque or in cash, denoted in U.S. Dollar or in New Shekels in converted into New Shekels in accordance with the representative rate of the U.S. Dollar published by the bank of Israel as known on the date in which the Exercise Notice will be served to the company. The Committee shall have the authority to postpone the date of payment on such terms as it may determine.

An employee who is subject to the United States jurisdiction, and he/she is a “Ten Percent Shareholder” (as defined below) shall not be granted an ISO unless the Exercise Price of such ISO is at least one hundred ten percent (110%) of the Fair Market Value of the Shares at the Date Of Grant and the ISO is not exercisable after the expiration of five (5) years from the Date Of Grant.

“Ten Percent Shareholder” - a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of its affiliates.

An employee who is subject to the United States tax laws, and he/she is not a Ten Percent Shareholder as defined in this section 7.2, shall not be granted an ISO unless the Exercise Price of such ISO is at least equal to the Fair Market Value.

8.	Adjustments

Until allotment of the Exercise Shares as stated, the Optionee shall not have any right to vote, any right to receive dividends or any other right of a shareholder (other than the right to exercise the Options).

No adjustments shall be made in respect of a dividend or other rights during the period prior to allotment of the Exercise Shares, save for the adjustments set forth hereafter:

8.1
In the case of a change in the Company’s share capital structure (including a consolidation or split of shares), adjustments shall be made to the number of shares deriving from the exercise of the Options and of the Exercise Price required.

8.2
In the case of an issue of bonus shares by the Company, The Optionee shall be entitled to receive, at the time of their exercise - in addition to the shares deriving from exercise of the Options, and without further payment - shares in the number to which he/she would have been entitled to if he/she had exercised his/her option on the eve of the date determining the issuance of the bonus shares.

8.3
Where the shareholders of the Company are offered rights to purchase any securities of the Company, the Company is required to also offer identical rights to the Optionee who have not yet exercised the Options on the date of determining the right to acquire them and which they are entitled to exercise, as if the Optionee had exercised their Options on the eve of the date determining the right to participate in the said acquisition, provided however that the Committee, in its sole discretion shall determine whether to allow the Optionee to enjoy any other benefit deriving from the said offer of securities rather than the right to purchase it in its fair market value,

8.4
The Company shall furnish written notice to the Optionee regarding any proposal presented for approval in connection with the Company’s liquidation. Each Optionee shall be entitled to give notice in writing of his/her wish to be considered as though he/she had exercised the Options (including also, acceleration and exercise of the Options for shares which could not yet otherwise have been exercised) no later than 7 days prior to adopting the resolution of liquidation. The validity of such Optionee’s notice is subject to attaching by him/her of the Exercise Price for the Exercise Shares (this sum shall be returned to the Optionee in case the liquidation resolution shall not in the end be adopted).

In the event that the Options are not exercised for shares, they shall be cancelled forthwith prior to the date of executing the liquidation, and shall be invalid and shall not vest any right whatsoever in the owner thereof.

8.5
In the event of the Company’s merger with or into another corporation, or a sale of substantially all of the Company’s assets to another corporation, the unexercised Options shall be substituted by equally ranking options of the successor corporation, subject to the consent of the successor corporation. However, if the successor company (or a parent or subsidiary of the successor company) does not agree to assume or substitute for the Option award as aforesaid, the vesting periods shall be accelerated and become vested for a period starting as of fourteen (14) days prior to the effective date of such transaction and ending 7 days prior to it in the following manner - the first Vesting Date shall be deemed as 12 months from the Date of Grant; the second Vesting Date shall be deemed as 30 months from the Date of Grant/Commence; and the third Vesting Date shall be deemed as 42 months from the Date of Grant/Commence. Any Option, which shall not be exercised until 7 days prior to the effective date of the transaction, shall become null and void.

In case the merger or the said transaction shall not in the end be completed or take place the said acceleration of the vesting period shall be annulled and the vesting period shall be again as set forth in section 4 above.

For the avoidance of doubt and without derogating from the above, each employee shall bear all tax consequences and obligations which might arise as a consequence of the acceleration of his/her options and the Option’s exercise, including their exercise prior to the laps of 24 months from the relevant Date of Grant/Commence.

8.6
The Optionee acknowledges that should the Company's shares be further offered in any future time to the public in any public market and/or further registered for trading in any public market and/or once the Company’s shares are delisted from trading and/or removed from registration at a public market (including the Stock Exchange) and the Company becomes once again a private Company, his/her right to sell his/her Shares may be subject to some limitations, as set forth in accordance with the law and/or by the Company’s underwriters and/or the Articles of Association of the Company (as may be varied from time to time) and/or the Company’s resolutions. The Optionee unconditionally agrees to any such limitations.

Moreover, in the event the Company shall become a private company an Optionee who exercised his/her options shall use any and all of his/her powers as a shareholder (including, but not limited to, in any shareholder’s meeting and/or in any case in which his/her voice/vote/support is requested and/or may be operated) to support and vote in favor of all decisions taken and/or recommendations proposed by the Board, including, but not limited to, any decision to merge with other company(ies) and/or sale of the Company’s assets to any other entity and/or issue/sell the Company’s shares to the public and/or registering its shares as whole or in part to an exchange or any other trade venue, and an irrevocable proxy in this respect to the person or persons designated by the Board shall be deemed as given by the Optionee who exercised his/her Option. Without derogating from the above, and if the Optionee is so requested, he/she approves to further execute any power of attorney for the effect of the aforesaid in this paragraph.

8.7	Employees who are subject to the United States jurisdiction shall be further subject to the following provisions:

An ISO as well as a NQSO shall not be transferable (by the Optionees in case of ISO) except by will or laws of descent and distribution, and during an Optionee's lifetime shall be exercisable only by that Optionee. Notwithstanding the foregoing, the Optionee, by delivering a written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionee, shall thereafter be entitled to exercise the Option.

9.	Term and Exercise of Options

9.1	The Options allotted pursuant to this Option Plan, to the extent not previously exercised, shall terminate forthwith 10 years from the Date of Grant/Commence.

9.2
Subject to the provisions of section 9.3 below, in the event of termination of the Optionee’s employment and/or services with the Company or a Subsidiary of the Company or a Parent Company or a successor company or a subsidiary of such successor company issuing or assuming the options in a transaction described in section 8.5 above, all Options granted to him/her will immediately expire. A notice of termination of employment and/or services by either the Company or the Optionee shall be deemed to constitute termination of employment and/or service.

In the event that the Optionee ceases to be employed by the Company (other than as a result of death or disability as defined below), he/she shall be entitled, until the end of a period of ninety days from the termination date of his/her term of employment, and in any case by no later than the end of the relevant Exercise Period to exercise that portion of the Options allotted to him/her, which is exercisable pursuant to the terms of this Profile until the end of the term of his/her employment.

Notwithstanding the aforesaid, where the Optionee was dismissed in circumstances in which he/she is not entitled to severance payment, as stated in the Severance Pay Law, 5723-1963, and/or with Cause, all the Options granted to him/her pursuant to this Agreement and which were not exercised for shares, shall expire. In such event of the resignation or dismissal of the Optionee, the day of sending the letter of resignation to the employer or on the day of sending the letter of dismissal to the employee, as the case may be, shall be deemed, for the purpose of this Agreement, as the termination of his/her employment by the Company, regardless of the actual date on which the employment was terminated.

The term “Cause” shall mean for the purposes of the Plan: (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the CEO which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its affiliates; (iv) any breach of the Optionee’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board of Directors to be materially detrimental to the Company.

9.3
In the event of the termination of employment of the Optionee as a result of a Disability, the Optionee shall have the a right, until the end of a period of 12 months from the date of terminating his/her term of employment and in any event, no later than the end of the Exercise Period, to exercise that portion of the Options allotted to him/her which may be exercised pursuant to this Agreement until the end of the term of his/her employment.

In this section: “Disability” - the inability of the Optionee to fulfill his/her position as a result of an injury and/or illness for a continued period of at least six months.

In the event of the death of The Optionee during the period of his/her employment by the Company, the estate or heirs of such Optionee shall be granted the right - until the end of a period of 12 months from the date of the Entitled Employee’s death, and in any case no later than the end of the Exercise Period - to exercise that portion of the Options allotted to the Optionee and which may be exercised pursuant to this Plan until the date of his/her death.

For the avoidance of any doubt, a transfer of an employee from one position held in the Company or in any of its Subsidiaries to a different position in the Company or its Subsidiaries, or a transfer between different subsidiaries of the Company (including a transfer between the Company and any of its Subsidiaries) shall not be deemed as cessation of employment.

To avoid doubt, the holders of Options shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any part of an Option, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Israeli Companies Law or any successor to such section.

Any form of Option Agreement authorized by the Option Plan may contain such other provisions as the Committee may, from time to time, deem advisable. Without limiting the foregoing, the Committee may, with the consent of the Optionee, from time to time cancel all or any of the Options then subject to exercise, and the

Company's obligation in respect of such Option may be discharged by (i) payment to the Optionee of an amount in cash equal to the excess, if any, of the Fair Market Value of the Shares at the date of such cancellation subject to the portion of the Option so canceled over the aggregate Exercise Price of such Shares, (ii) the issuance or transfer to the Optionee of Shares of the Company with a Fair Market Value at the date of such transfer equal to any such excess, or (iii) a combination of cash and shares with a combined value equal to any such excess, all as determined by the Committee in its sole discretion.

10.	Vesting

Options shall vest (i.e. - Options shall become exercisable) at the date set forth in section 3 of Exhibit “C” hereto (the “Vesting Date”).

11.	Dividends

With respect to all Shares (in contrary to unexercised Options) issued upon the exercise of Options purchased by the Optionee, the Optionee shall be entitled to receive dividends in accordance with the quantity of such Shares, and subject to taxation according to the applicable law. During the period in which Shares issued to the trustee on behalf of an Optionee, the cash dividends paid with respect thereto shall be paid directly to the Optionee - subject to the payment/withholding of the relevant tax.

12.	Assignability and Sale of Options

No Option, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to them given to any third party whatsoever, and during the lifetime of the Optionee each and all of such Optionee's rights to purchase Shares hereunder shall be exercisable only by the Optionee.

Any such action shall result in the immediate expiration of the option.

As long as the Shares are held by the trustee in favor of the Optionee, than all rights the last possesses over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or laws of descent and distribution.

13.	Term of the Option Plan

The Option Plan shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten years from such day of adoption.

14.	Amendments or Termination

The Board may at any time, but after consultation with the trustee, amend, alter, suspend or terminate the Plan. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Committee, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

15.	Government Regulations

The Option Plan, and the granting and exercise of the Option thereunder, and the Company's obligation to sell and deliver Shares or cash under the Option, are subject to all applicable laws, rules and regulations, whether of the State of Israel, the United States, Germany or any other State having jurisdiction over the Company and the Optionee and to such approvals by any governmental agencies or securities exchanges as may required. Nothing herein shall be deemed to require the Company to register the shares under the United States Securities Act of 1933 or under the securities law of any other jurisdiction.

16.	Continuance of Employment

Neither the Option Plan nor the Option Agreement with the Optionee shall impose any obligation on the Company or a Subsidiary thereof, to continue any Optionee in its employ and/or service, and nothing in the Option Plan or in any Option granted pursuant thereto shall confer upon any Optionee any right to continue in the employ and/or service of the Company or a Subsidiary thereof or restrict the right of the Company or a Subsidiary thereof to terminate such employment and/or service at any time.

17.	Governing Law & Jurisdiction

This Option Plan shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv Israel shall have sole jurisdiction in any matters pertaining to this Option Plan.

18.	Tax Consequences

According to the provisions of section 102 of the Income Tax Ordinance, an employee who is subject to the Income Tax Ordinance and is granted options to purchase shares in the Company (or its Subsidiaries) by which he/she is employed, may be entitled to certain tax exemptions if certain condition are met including, inter alia, the depositing of the shares with a nominated trustee in the manner stipulated by the said section 102 and related regulations.

The Company has taken the required steps and has obtained the Israeli tax authorities approval in order to permit use of the above tax exemptions by its Israeli Employees. However, the above mentioned tax exemptions are a matter of law, which might be altered or annulled by the legislator or the tax authorities at any given time.

The grant of an option under Section 102 does not give rise to income tax liability on the part of the option holder at the time of the grant. Similarly, the exercise of a Section 102 option does not in itself give rise to income tax liability to the option holder at the time of exercise. Section 102 postpones the tax liability to the option holder which results from the exercise of options, until the time the shares acquired upon exercise of options are sold or released from the trust.

If any conditions which is stipulated in or according to the Income Tax Ordinance shall not be met or in case the exemption shall be cancelled the employee shall be obliged to pay tax in the highest of several alternatives provided in the regulation under the Income Tax Ordinance.

Moreover, each employee who is subject to the provisions of the Income Tax Ordinance, is obliged to make an undertaking that he/she will not transfer the shares issued to him/her and are subject to section 102 above, and not any other shares received subsequently following any realization of rights which are subject to section 102, by a way of tax - exempt transfer or a transfer under Chapter E`2 or section 97 (a) of the Income Tax Ordinance. By signing the Option Agreement, every such employee declares the aforementioned.

Options Under Section 3(i) of the Tax Ordinance

The exercise of options granted under Section 3(i) of the Tax Ordinance will subject the option holder to income tax at ordinary income tax rates at the time the participant exercises the option. The amount of ordinary income recognized by the Employee is equal to the excess, if any, of the fair market value of the option shares at the time of exercise, over the amount paid for such shares. Such income, in the case of an option granted to an employee, is subject to wage withholding, social security and health insurance taxes.

An option holder will have a tax basis in the shares purchased upon exercise of Section 3(i) options equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling the shares, an employee generally will recognize capital gain in an amount equal to the difference between the sale proceeds and the individual’s tax basis in the shares.

Notwithstanding the aforementioned, in case the Optionee will be subject to any other foreign tax regime(s), he/she may also be taxed in accordance with such foreign regime(s), and the Company shall have the right to condition the allotment of the Options and/or their exercise (and any transaction made with such options or exercised shares), in its sole discretion, upon the settlement of any foreign tax obligations that the Company finds suitable. The actual allotment of the Options and/or their exercise and/or agreeing to any transaction regarding the Share Option and/or any other act done by the Company regarding the above shall not impose any liability upon the Company.

Notwithstanding the above, each employee shall be exclusively liable for any tax liability which might arise as a result of the allotment of the Options and/or exercise of the Current/Future Options (including but not limited to, the allotment of the Exercised Shares(s) to the employee and/or any transaction relating to Option/Exercised Shares), and the employee is demanded to accomplish the Company with a proper documentation, as acceptable to the Company by its sole discretion, indicating the removal of any Israeli and/or non-Israeli tax liability imposed upon the employee. The acceptance of the said documentation and/or act done by the Company based on any of them shall not impose any liability upon the Company.

Without derogating from the above, every employee who might be required by law to report about any transaction with regard to the Options or their exercise to any relevant tax authority (for example, regarding any income he/she will have, if any), shall be exclusively liable to do so.

This section 18 is not intended and should not be construed as legal or professional tax advice and does not cover all possible tax consideration. Each employee should consult his/her own tax advisor as to the particular tax consequences of an investment in the Options, including, inter alia, the effect of the applicable Israeli or foreign tax laws or treaties and possible changes in the tax laws.

19.	Non-Exclusivity of the Option Plan

The adoption of the Option Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock Options otherwise then under the Option Plan, and such arrangements may be either applicable generally or only in specific cases. For the avoidance of doubt, prior grant of options to Optionees of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this section.

20.	Multiple Agreements

The terms of each Option may differ from other Options granted under the Option Plan at the same time, or at any other time. The Committee may also grant more than one Option to a given Optionee during the term of the Option Plan, either in addition to, or in substitution for, one or more Options previously granted to that Optionee.

EXHIBIT ”C”

Terms of the Options

Name of the Optionee:	____________
Date of Grant/Commence:	____________
Designation:	102 Options ☐ / 3(i) ☐
1. Number of Options granted:	_____________
2. Price per Share:
3. Vesting Periods:

% of Options	Vesting Date
50%	At ________, 2004
Additional 25% (total 75%)	At ________, 2005
Additional 25% (total 100%)	At ________, 2006

4. Expiration Date:	________, 2012

______________	______________
NAME	SIGNATURE